Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

ADOPTS SFAS NO. 123 TO ACCOUNT FOR STOCK-BASED AWARDS

ENGLEWOOD, COLO. (December 10, 2003)—CSG Systems International, Inc., (NASDAQ: CSGS) announced it has adopted the fair value method of accounting for stock-based awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, using the prospective method of transition as outlined in SFAS No. 148.

Under the prospective method of transition, all stock-based awards granted, modified, or settled in 2003 and beyond will be accounted for in accordance with SFAS No. 123. Stock-based awards granted prior to 2003 will continue to be accounted for in accordance with Accounting Principles Board (“APB”) No. 25, and related interpretations.

The adoption of this accounting standard, effective as of January 1, 2003, will not impact any of CSG’s previously issued 2003 quarterly reports, and instead, will be reflected in CSG’s 2003 Form 10-K. The impact to CSG’s fourth quarter 2003 guidance as a result of the adoption of this accounting standard is not expected to be significant. The impact of adopting this accounting standard was considered in CSG’s revised 2004 financial guidance communicated in a press release dated November 18, 2003.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new

CSG Systems International, Inc.

December 10, 2003

markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.